CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January, 12, 2007 on the financial statements and financial highlights of PIA BBB Bond Fund, PIA MBS Bond Fund, PIA Short-Term Securities Fund, and PIA Moderate Duration Bond Fund, each a series of Advisor Series Trust. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 30, 2007